APPOINTMENT OF SUB-TRANSFER AGENT
DAILY TAX-EXEMPT MONEY FUND
 AGREEMENT dated as of December 30, 1991 between FMR Corp., a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts, Fidelity Investments Institutional Operations Company (FIIOC), a division of FMR Corp. with principal offices at 82 Devonshire Street, Boston, Massachusetts, and United Missouri Bank, N.A. (the Bank), with principal offices at 1010 Grand Avenue, Kansas City, Missouri.
 WHEREAS, the Bank has entered into a Transfer Agent Agreement dated December 30, 1991 (the Agreement) with Daily Tax-Exempt Money Fund (the
Fund), a Delaware business trust with principal offices at 82 Devonshire Street, Boston, Massachusetts, under which the Bank has assumed certain responsibilities, including:
 (i) receive for acceptance, orders for the purchase of Fund shares, and promptly deliver payments received by it and appropriate documentation therefor to the Fund's custodian;
(ii) pursuant to purchase orders, issue the appropriate number of Fund shares and properly register such shares to the appropriate shareholder account;
(iii) receive for acceptance, redemption requests and redemption instructions (including redemptions by check transmitted to FIIOC by any duly appointed check processing agent) and process payments for redemption to shareholders in accordance with the terms, conditions and rules governing each shareholder's account as set forth in the Fund's prospectus, statement of additional information and each shareholder's account application;
(iv) effect transfers of shares by the registered owners thereof upon receipt of appropriate instructions; and
(v) prepare and mail to Fund shareholders such confirmations and statements of account as may be required under applicable law and as may be reasonably requested by the Fund.
 Further, the Bank has assumed certain service agent responsibilities in connection with dividend and capital gain distributions by the Fund, including:
(i) for each Fund shareholder who has elected to receive dividends and/or distributions in cash, send payments to shareholders in accordance with the shareholder's election; and
(ii) for each Fund shareholder who has elected to receive dividends and/or distributions in shares of the Fund or in shares of another mutual fund for which FIIOC serves as transfer agent, credit the shareholder's account(s) for the proper number of shares.
In addition to the foregoing services, the Bank has agreed to:
(i) perform all the customary administrative services related to its transfer agent and dividend and distribution disbursing agent functions, including, but not limited to:
(a) maintaining all shareholder accounts,
(b) preparing shareholder meeting lists, and supervising, but not paying for, various agents and contractors employed to mail proxy materials and receive and tabulate proxies,
(c) typesetting, printing and mailing shareholder reports and prospectuses to current Fund shareholders,
(d) withholding taxes (including withholding for foreign taxes) for shareholders for whom withholdings are required by federal or state regulation and filing all required reports with respect thereto,
(e) preparing, distributing and filing all requisite shareholder tax statements on appropriate forms and responding to inquiries with respect thereto, and
(f) establishing and supervising the operation of bank accounts for the receipt of funds for share purchases and the payment of dividends, distributions and redemption proceeds;
(ii) furnish the Fund with all necessary reports of Fund shares sold in each state in order to permit compliance with the state securities laws; and
(iii) as required, respond to shareholder inquiries relating to the status of their accounts, Fund performance, distributions, and share price, and furnish shareholders with copies of account histories and make adjustments to shareholder accounts to correct account files.
 WHEREAS, the Bank wishes to retain FIIOC, and FIIOC is willing, to carry out these functions on behalf of the Bank;
 NOW THEREFORE, in consideration of the premises and the mutual promises thereinafter set forth, FIIOC and the Bank hereby agree as follows:
 1. The Bank hereby designates FIIOC as its agent pursuant to Paragraph 7 of the Agreement to carry out all of the responsibilities and functions of the Bank under the Agreement (which is attached as Exhibit A hereto) and FIIOC agrees to assume all of the Bank's obligations thereunder (including its responsibility for certain expenses, costs and other charges allocated to the Bank). The description of all responsibilities and functions included in the Agreement is incorporated herein as if set forth at length herein. FIIOC agrees to act as such and to carry out the responsibilities set forth in the Agreement, upon the terms and conditions therein and hereinafter set forth and in accordance with the principles of principal and agent enunciated by the common law. The Bank agrees to supply FIIOC with all documents, records and other information supplied to the Bank by the Fund pursuant to the Agreement.
 2. In full payment for FIIOC's performance hereunder, the Bank agrees to pay to FIIOC any and all compensation received from the Fund by the Bank pursuant to the Agreement and any written Schedules which may constitute attachments thereto (Schedules). The Bank shall undertake to collect from the Fund all compensation appropriately due and owing to it under the Agreement.
 3. The Bank is entitled to indemnification under the Agreement in accordance with Paragraph 12. The Bank agrees to indemnify FIIOC for FIIOC's losses, claims, damages, liabilities, and expenses (including reasonable counsel fees and expenses) (losses) to the extent that the Bank is entitled to and receives indemnification from the Fund pursuant to Paragraph 12 of the Agreement in connection with the events upon which FIIOC's indemnification claim is based. The Bank agrees to advise the Fund of any claim of FIIOC for indemnification arising in connection with FIIOC's activities in carrying out the responsibilities of the Bank as provided in the Agreement. Otherwise, the Bank shall not be required to indemnify FIIOC in connection with FIIOC's losses hereunder unless the Bank's own negligence, willful misconduct or bad faith contributed to such losses, and then only to the extent of the Bank's contribution thereto.
The Bank shall not be liable for any act or omission of FIIOC in carrying out the responsibilities assigned to FIIOC. FIIOC shall hold the Bank harmless from any losses in connection with the Agreement, except to the extent that such losses were contributed to by the Bank's own negligence, willful misconduct, or bad faith.
 4. FIIOC represents and warrants that, to the best of its knowledge, the various procedures and systems that FIIOC has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hour a day restricted access) the Fund's blank checks, records, certificates, and other data and FIIOC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. FIIOC shall review such systems and procedures on a period basis; and the Bank shall have no obligation to review these systems and procedures.
 5. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts. This Agreement may be executed simultaneously in two counterparts, each of which taken together shall constitute one and the same instrument.
 6. The Bank shall not agree to any agreement or waiver of the provisions of the Agreement without the written consent of FIIOC. This Agreement shall continue in effect until December 31, 1992 and thereafter as the parties may mutually agree; provided, however, that this agreement may be terminated at any time by six months' written notice given by FIIOC to the Bank or by the Bank to FIIOC; and further provided that this agreement may be terminated immediately at any time by the Bank in the event that the Agreement between the Fund and the Bank is terminated.
 7. FIIOC and the Bank are hereby expressly put on notice of (i) the limitation of shareholder liability as set forth in the Trust Instrument of the Fund and (ii) of the provisions in the Trust Instrument permitting the establishment of separate series (or Portfolio(s)) and limiting the liability of each Portfolio to obligations of that Portfolio; the Bank hereby agrees that obligations assumed by the Fund pursuant to this Agreement are in all cases assumed on behalf of a particular Portfolio, and each such obligation shall be limited in all cases to that Portfolio and its assets. The Bank agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Fund.
 IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.
UNITED MISSOURI BANK, N.A.  FMR CORP.
By /s/ Duane E. Schempp By /s/ Denis M. McCarthy
    Vice President  Sr VP & CFO
  FIDELITY INVESTMENTS INSTITUTIONAL
  OPERATIONS COMPANY
 By /s/ Virginia M. Meany
  Senior Vice President